WHEN RECORDED,

Fennemore Craig, P.C.
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012
Attention: Sarah A. Strunk, Esq.

DEED OF TRUST AND SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT WITH ASSIGNMENT OF LEASES AND RENTS

NORD RESOURCES CORPORATION, TRUSTOR,

FIRST AMERICAN TITLE INSURANCE COMPANY, TRUSTEE,

AND

NEDBANK LIMITED, BENEFICIARY
July 31, 2007

Trustor's Organization Identification Number is 0769561

DEED OF TRUST AND SECURITY AGREEMENT
AND FIXTURE FINANCING STATEMENT
WITH ASSIGNMENT OF LEASES AND RENTS

THIS DEED OF TRUST AND SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT WITH ASSIGNMENT OF LEASES AND RENTS ("Deed of Trust") is made and delivered as of the 31st day of July, 2007, by NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to Nord Copper Corporation ("Trustor"), with a mailing address of 1 West Wetmore, Suite 203, Tucson, AZ 85705, to FIRST AMERICAN TITLE INSURANCE COMPANY ("Trustee") having a mailing address of 2398 E. Camelback Road, Suite 1060, Phoenix, Arizona 85016, attention Peggy Barber, for the use and benefit of NEDBANK LIMITED, a limited liability company organized under the laws of the Republic of South Africa ("Beneficiary"), having a mailing address of Nedbank Limited, London Branch, 2 Lambert Hill, 1st Floor, Old Mutual Place, London EC4V, Attention of: The Head: Mining and Resources (Telecopy No. 44-707-002-3408), with a copy to Nedbank Limited, 135 Rivonia Road, Sandown 2057, Republic of South Africa, Attention: The Head: Special Finance.

WITNESSETH, that, in consideration of the "Indebtedness" (as hereinafter defined) and the sums advanced to Trustor by Beneficiary, receipt hereby acknowledged, and other good and valuable consideration, TRUSTOR DOES HEREBY IRREVOCABLY GRANT, BARGAIN, SELL, MORTGAGE AND CONVEY UNTO TRUSTEE, ITS SUCCESSORS AND ASSIGNS, IN TRUST, WITH POWER OF SALE AND RIGHT OF ENTRY AND POSSESSION, AND GRANTS TO BENEFICIARY A SECURITY INTEREST IN all of Trustor's right, title and interest now owned or hereafter acquired in and to the following properties (all of the following being hereafter collectively referred to as the "Premises"), to secure (a) payment of all amounts owing under the Loan Agreement and any documents securing the Loan Agreement; (b) due, prompt and complete observance and performance of each and every obligation, covenant and agreement of Trustor contained in the Loan Agreement, this Deed of Trust and any other "Loan Documents" (as hereinafter defined); and (c) all other sums of money secured hereby as hereinafter provided:

GRANTING CLAUSE A

REAL PROPERTY

All the tracts or parcels of real property lying and being in the County of Cochise, State of Arizona, all as more fully described in Exhibit A attached hereto and made a part hereof (the "Real Property"), together with all the estates and rights in and to the Real Property, water rights, ditches and ditch rights, reservoir and reservoir rights, stock or interests in irrigation or ditch companies, mineral or oil and gas rights and in and to lands lying in streets, alleys and roads or gores of land adjoining the Real Property and all buildings, structures, improvements, fixtures and annexations, access rights, easements, rights of way or use, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging or pertaining to the Real Property and all proceeds and products derived therefrom whether now owned or hereafter acquired.

GRANTING CLAUSE B

IMPROVEMENTS, FIXTURES, EQUIPMENT AND PERSONAL PROPERTY

All buildings, equipment (including Trustor's interest in any lease of such equipment), fixtures, improvements, building supplies and materials and personal property now or hereafter attached to, located in, placed in or necessary to the use, operation or maintenance of the improvements on the Real Property including, but without being limited to those items more fully described in Exhibit B attached hereto and made a part hereof and all other machinery, fittings, fixtures, apparatus, equipment and all supplies, maintenance and repair equipment (it being understood that the enumeration of specific articles of property shall in no way be held to exclude items of property not specifically enumerated), as well as renewals, replacements, proceeds, additions, accessories, increases, parts, fittings, insurance payments, awards and substitutes thereof, together with all interest of Trustor in any such items hereafter acquired, and all personal property which by the terms of any lease shall become the property of Trustor at the termination of such lease, all of which personal property mentioned herein shall be deemed fixtures and accessory to the freehold and a part of the realty and not severable in whole or in part without material injury to the Premises, but excluding therefrom the removable personal property owned by tenants in the Premises.

GRANTING CLAUSE C

RENTS, LEASES AND PROFITS

All rents, issues, income, revenue, receipts, fees, royalties, lease or leasehold interests and profits now due or which may hereafter become due under or by virtue of and together with all right, title and interest of Trustor in and to any lease, license, sublease, royalty or other contract or other kind of occupancy agreement, whether written or verbal, for the use or occupancy of the Premises or any part thereof together with all security therefor and all monies payable thereunder, including, without limitation, tenant security deposits, and all books and records which contain information pertaining to payments made thereunder and security therefor, subject, however, to the conditional permission herein given to Trustor to collect the rents, income and other normal income benefits arising under any agreements. Beneficiary shall have the right, not as a limitation or condition hereof but as a personal covenant available only to Beneficiary, at any time and from time to time, to notify any tenant of the rights of Beneficiary hereunder.

Together with all right, title and interest of Trustor in and to any and all contracts for sale and purchase of all or any part of the property described in Granting Clauses (A), (B) and (C) hereof, and any down payments, earnest money deposits or other sums paid or deposited in connection therewith.

GRANTING CLAUSE D

JUDGMENTS, CONDEMNATION AWARDS, INSURANCE PROCEEDS, AND OTHER RIGHTS

All awards, compensation or settlement proceeds made by any governmental or other lawful authorities for the threatened or actual taking or damaging by eminent domain of the whole or any part of the Premises, including any awards for a temporary taking or taking of access, together with all insurance proceeds resulting from a casualty to any portion of the Premises; all rights and interests of Trustor against others, including adjoining property owners, arising out of damage to the Premises including damage due to environmental injury or release of hazardous substances.

GRANTING CLAUSE E

LICENSES, PERMITS, EQUIPMENT LEASES AND SERVICE AGREEMENTS

All right, title and interest of Trustor in and to any licenses, permits, regulatory approvals, government authorizations, franchise agreements and equipment or chattel leases, service contracts or agreements, tradenames, general intangibles, payment intangibles, any and all other intangibles and all proceeds therefrom, arising from, issued in connection with or in any way related to the use, occupancy, operation, maintenance or security of the Premises, together with all replacements, additions, substitutions and renewals thereof, which may be assigned pursuant to agreement or law.

GRANTING CLAUSE F

PROCEEDS

All sale proceeds, refinancing proceeds or other proceeds derived from or relating to the property described in Granting Clauses A through E above.

AND TRUSTOR for Trustor, Trustor's successors and assigns, covenants with Beneficiary, its successors and assigns, that Trustor is lawfully seized of the Premises and has good right to sell and convey the same; that the Premises are free from all encumbrances except as may be set forth in the Loan Agreement or the ALTA Loan Policy (the "Title Policy") to be issued to Beneficiary and insuring the first lien position of this Deed of Trust (hereinafter referred to as the "Permitted Encumbrances"); that Beneficiary, its successors and assigns, shall quietly enjoy and possess the Premises; and that Trustor, its successors and assigns, will WARRANT AND DEFEND the title to the same against all lawful claims not specifically excepted in this Deed of Trust.

Trustor makes the foregoing grant to Trustee to hold the Premises in trust for the benefit of Beneficiary and for the purposes and upon the terms and conditions hereinafter set forth.

TO HAVE AND TO HOLD THE SAME, together with the possession and right of possession of the Premises, unto Trustee for the benefit of Beneficiary, its successors and assigns, forever.

PROVIDED NEVERTHELESS, that if Trustor, or Trustor's successors or assigns, shall pay to Beneficiary, its successors or assigns, the sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), or so much thereof as may be disbursed according to the terms of that certain Credit Agreement dated as of June 28, 2007 or any promissory notes executed and issued pursuant thereto (the "Loan Agreement"), among Trustor and Cochise Aggregates and Materials, Inc., a Nevada corporation, the lenders from time to time party thereto (each a "Lender" and collectively, the "Lenders"), and Beneficiary, as administrative agent and as sole lead arranger, the terms and conditions of which are incorporated herein by reference and made a part hereof, together with any extensions, modifications, substitutions, replacements, consolidations or renewals thereof, due and payable with interest thereon as provided therein, the balance of said principal sum together with interest thereon being due and payable as provided therein, and shall repay to Beneficiary, its successors or assigns, at the times demanded and with interest thereon at the same rate specified in the Loan Agreement, all sums advanced in protecting the lien of this Deed of Trust, in payment of taxes on the Premises, in payment of insurance premiums covering improvements thereon, in payment of principal and interest on prior liens, in payment of expenses and attorneys' fees herein provided for and all sums advanced for any other purpose authorized herein (the Loan Agreement and all such sums, together with interest thereon, and premium, if any, being hereinafter collectively referred to as the "Indebtedness"), and shall keep and perform all of the covenants and agreements herein contained, then this Deed of Trust shall become null and void, and shall be released at Trustor's expense.

AND IT IS FURTHER COVENANTED AND AGREED AS FOLLOWS:

ARTICLE 1
GENERAL REPRESENTATIONS AND WARRANTIES

SECTION 1.1 REPRESENTATIONS AND WARRANTIES. Trustor represents and warrants to Beneficiary, its successors and assigns, that, except as set forth in Trustor's Disclosure Schedule to the Loan Agreement, as of the date hereof:

(a) Trustor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of Arizona, and has all requisite power and authority to own and operate the Premises, to enter into the Loan Agreement, this Deed of Trust, that certain Hazardous Materials or Wastes Indemnity Agreement of even date herewith (the "Indemnity Agreement"), from Trustor, as Indemnitor, to Beneficiary, as Lender, and any other document securing the Loan Agreement, to execute all other documents relating to the loan evidenced by the Loan Agreement (the "Loan"), and to make all representations, warranties and covenants contained in such documentation. The Loan Agreement, this Deed of Trust, the Indemnity Agreement, all UCC Financing Statements and all other documents, instruments and agreements relating to any of them or evidencing or securing the Loan are herein referred to as the "Loan Documents". Trustor has the power and

authority to borrow the monies and otherwise assume and perform as contemplated hereunder and under all documents relating to or executed in connection with the Indebtedness, and is in compliance with all laws, regulations, ordinances and orders of public authorities applicable to it.

(b) Neither the borrowing of the monies nor the execution and delivery of the Loan Documents nor the performance of the provisions of the agreements therein contained on the part of Trustor will contravene, violate or constitute a default under the articles of incorporation and bylaws of Trustor, or any agreement with the shareholders of Trustor or any creditors of Trustor, or any law, ordinance, governmental regulation, agreement or indenture to which Trustor is a party or by which Trustor or Trustor's properties are bound.

(c) There are no (i) bankruptcy proceedings involving Trustor and none is contemplated; (ii) dissolution proceedings involving Trustor and none is contemplated; (iii) unsatisfied judgments of record against Trustor; or (iv) tax liens filed against Trustor.

(d) The Loan Documents have been duly executed and delivered by Trustor and constitute the legal, valid and binding obligations of Trustor, enforceable in accordance with their terms.

(e) There are no judgments, suits, actions or proceedings at law or in equity or by or before any governmental instrumentality or agency now pending against or, to the best of Trustor's knowledge, threatened against Trustor or its properties, or both, nor has any judgment, decree or order been issued against Trustor or its properties, or both, which would have a material adverse effect on the Premises or the financial condition of Trustor or Trustor's properties.

(f) No consent or approval of any regulatory authority having jurisdiction over Trustor is necessary or required by law as a prerequisite to the execution, delivery and performance of the terms of the Loan Documents.

(g) Trustor is not, as of the date hereof, in default in the payment or performance of any of Trustor's obligations in connection with borrowed money or any other major obligation.

(h) Except for the Permitted Liens (as defined in the Loan Agreement) and other liens permitted or disclosed under the Loan Agreement, the Premises are free from any mechanics' or materialmen's liens or claims. There has been no labor or materials furnished to the Premises that has not been paid for in full.

(i) Trustor has no notice, information or knowledge of any change contemplated in any applicable law, ordinance, regulation, or restriction, or any judicial, administrative, governmental or quasi-governmental action, or any action by adjacent land owners, or natural or artificial condition existing upon the Premises which would limit, restrict, or prevent the contemplated or intended use and purpose of the Premises.

(j) There is no pending condemnation or similar proceeding affecting the Premises, or any portion thereof, nor, to the best knowledge of Trustor, is any such action being presently contemplated.

(k) No part of the Premises are being used for agricultural purposes or being used for a personal residence by Trustor.

(l) The Premises are undamaged by fire, windstorm, or other casualty.

(m) The Premises comply with all zoning ordinances, energy and environmental codes, building and use restrictions and codes, and any requirements with respect to licenses, permits and agreements necessary for the lawful use and operation of the Premises.

(n) The Premises cover one or more tax parcels which pertain to the Premises only and not to any property which is not subject to this Deed of Trust.

(o) The Premises has direct access for ingress and egress to a publicly dedicated street.

(p) Trustor has good and clear record and marketable title in fee to the Real Property subject to no liens, encumbrances or restrictions other than the Permitted Encumbrances, the Permitted Liens and other liens permitted or disclosed under the Loan Agreement.

SECTION 1.2 CONTINUING OBLIGATION. Trustor further warrants and represents that all statements made hereunder are true and correct and that all financial statements, data and other information provided to Beneficiary by Trustor relating to or provided in connection with this transaction has not and does not contain any statement which, at the time and in the light of the circumstances under which it was made, would be false or misleading with respect to any material fact, or would omit any material fact necessary in order to make any such statement contained therein not false or misleading in any material respect, and since such statement, data or information was provided there has been no material change thereto or to the financial condition of Trustor. Should Trustor subsequently obtain knowledge that such representation was or is untrue, Trustor shall immediately notify Beneficiary as to the untrue nature of said representation and agrees, to the extent possible, to take action as may be necessary to cause such representation to become true.

ARTICLE 2
COVENANTS AND AGREEMENTS

Trustor covenants and agrees for the benefit of Beneficiary, its successors and assigns, as follows:

SECTION 2.1 PAYMENT OF INDEBTEDNESS; OBSERVANCE OF COVENANTS. Trustor will duly and punctually pay each and every installment of principal, premium, if any, and interest on the Loan Agreement, all deposits required herein, and all other Obligations (as defined in the Loan Agreement) or Indebtedness secured hereby, as and when the

same shall become due, and shall duly and punctually perform and observe all of the covenants, agreements and provisions contained herein, in the Loan Agreement and any other instrument given as security for the payment of the Loan Agreement as such instrument may be amended, modified, restated and in effect from time to time.

SECTION 2.2 MAINTENANCE AND REPAIRS. Trustor agrees that it will keep and maintain the Premises in good condition, repair and operating condition, free from any waste or misuse, and will comply with all requirements of law, ordinances and regulations, restrictions and covenants affecting the Premises that are necessary for the intended use of the Premises which may become damaged or destroyed, to their condition prior to any such damage or destruction. Trustor agrees that any other buildings, structures and improvements now or hereafter constructed on or in the Premises or repairs made to the Premises shall be completed in a good and workmanlike manner, in accordance with all applicable governmental laws, regulations, requirements and permits and in accordance with plans and specifications previously delivered to, and approved in advance and in writing by, Beneficiary. Trustor shall obtain and at all times keep in full force and effect such governmental approvals as may be necessary to comply with all governmental requirements relating to Trustor and the Premises.

SECTION 2.3 LIENS AND OTHER INDEBTEDNESS. Except for the Permitted Liens and other liens permitted or disclosed under the Loan Agreement, Trustor agrees that it will keep the Premises free from mechanics' liens, materialmen's liens, judgment liens and other liens, executions, attachments or levies (hereinafter collectively referred to as "Liens"); and will pay when due all permitted indebtedness which may be secured by a deed of trust, mortgage, lien or charge on the Premises, whether prior to, subordinate to or of equal priority with the lien hereof, and upon request will exhibit to Beneficiary satisfactory evidence of such payment and discharge.

SECTION 2.4 PAYMENT OF IMPOSITIONS. Trustor will pay when due and before any penalty or interest attaches because of delinquency in payment, all fees, taxes, charges and installments of assessments of every kind and nature whatsoever assessed or charged against or constituting a lien on the Premises or any interest therein or the Indebtedness (hereinafter collectively referred to as the "Impositions"); and will promptly therafter furnish to Beneficiary proof of the payment of any such Impositions. In the event of a court decree or an enactment after the date hereof by any legislative authority of any law imposing upon a beneficiary under a deed of trust or a mortgagee under a mortgage the payment of the whole or any part of the Impositions herein required to be paid by Trustor, or changing in any way the laws relating to the taxation of deeds of trust or mortgages or debts secured by deeds of trust or mortgages or a beneficiary's or mortgagee's interest in mortgaged premises, so as to impose such Imposition on Beneficiary or on the interest of Beneficiary in the Premises, then, in any such event, Trustor shall bear and pay the full amount of such Imposition, provided that if for any reason payment by Trustor of any such Imposition would be unlawful, or if the payment thereof would constitute usury or render the Indebtedness wholly or partially usurious, Beneficiary, at its option, may pay that amount or portion of such Imposition as renders the Indebtedness unlawful or usurious, in which event Trustor shall concurrently therewith pay the remaining lawful and non-usurious portion or balance of said Imposition.

SECTION 2.5 CONTEST OF LIENS AND IMPOSITIONS. Trustor shall not be required to pay, discharge or remove any Liens or Impositions so long as Trustor shall in good faith contest the same or the validity thereof by appropriate legal proceedings which shall operate to prevent the collection of the Liens or Impositions so contested and the sale of the Premises, or any part thereof, to satisfy the same, provided that Trustor shall, prior to any such contest, have given such security as may be demanded by Beneficiary to ensure such payments and prevent any sale or forfeiture of the Premises by reason of such nonpayment. Any such contest shall be prosecuted in accordance with the laws and rules pertaining to such contests and in all events with due diligence and Trustor shall promptly after final determination thereof pay the amount of any such Liens or Impositions so determined, together with all interest and penalties, which may be payable in connection therewith. Notwithstanding the provisions of this Section 2.5, Trustor shall (and if Trustor shall fail so to do, Beneficiary, may but shall not be required to) pay any such Liens or Impositions notwithstanding such contest if in the opinion of Beneficiary, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed.

SECTION 2.6 PROTECTION OF SECURITY. Trustor agrees to promptly notify Beneficiary of and appear in and defend any suit, action or proceeding that affects the value of the Premises, the Indebtedness or the rights or interest of Trustee or Beneficiary hereunder. Beneficiary may elect to appear in or defend any such action or proceeding and Trustor shall, and does hereby agree to, indemnify and reimburse Beneficiary from any and all loss, damage, expense or cost arising out of or incurred in connection with any such suit, action or proceeding, including without limitation, costs of evidence of title and reasonable attorneys' fees and paralegals' fees.

SECTION 2.7 FINANCIAL STATEMENTS. Trustor, and any successor to the interest of Trustor in the Premises, will furnish to Beneficiary the documents, statements and reports required by Section 5.1 of the Loan Agreement.

SECTION 2.8 ADDITIONAL ASSURANCES. Trustor agrees upon request by Beneficiary to execute and deliver further instruments, financing statements and/or continuation statements under the Uniform Commercial Code and assurances and will do such further acts as may be necessary or proper to carry out more effectively the purposes of this Deed of Trust and without limiting the foregoing, to make subject to the lien hereof any property agreed to be subjected hereto or covered by the granting clauses hereof, or intended so to be. Trustor agrees to pay any recording fees, filing fees, stamp taxes or other charges arising out of or incident to the filing, the issuance and delivery of the Loan Agreement, the filing or recording of this Deed of Trust or the delivery, filing and recording of such further assurances and instruments as may be required pursuant to the terms of this Section 2.8.

SECTION 2.9 DUE ON SALE OR MORTGAGING, ETC. In the event that without the written consent of Beneficiary being first obtained, Trustor, or any successor, sells, conveys, transfers, further mortgages, changes the form of ownership, or encumbers or disposes of the Premises, or any part thereof, or any interest therein, or agrees so to do whether voluntary, involuntary or by operation of law, other than Dispositions (as defined in the Loan Agreement) made in accordance with the Loan Agreement, then at Beneficiary's sole option, Beneficiary may declare the Indebtedness immediately due and payable in full and call for payment of the same at once, together with the prepayment fee then in effect under the terms of the Loan Agreement.

SECTION 2.10 MAINTENANCE OF EXISTENCE. Trustor agrees to maintain its existence and domestication as a corporation under the laws of the State of Delaware, and to continue its qualification to transact business as a foreign corporation in the State of Arizona, and not to redomesticate, dissolve, liquidate, wind-up, consolidate or merge during the term hereof, without the prior written consent of Beneficiary.

ARTICLE 3
INSURANCE

SECTION 3.1 INSURANCE. During the term of this Deed of Trust, Trustor shall obtain and keep in full force and effect at its sole cost and expense, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses as Trustor operating in the same or similar locations as Trustor.

Such insurance policies shall be written on forms and with financially sound and reputable insurance companies, shall name as the insured parties Trustor and Beneficiary, as their interests may appear, shall be in amounts sufficient to prevent Trustor from becoming a co-insurer of any loss thereunder, and shall bear a satisfactory mortgagee clause in favor of Beneficiary with loss proceeds under any such policies to be made payable to Beneficiary. All required policies of insurance together with evidence of the payment of current premiums therefor shall be delivered to Beneficiary and shall provide that Beneficiary shall receive at least thirty (30) days' advance written notice prior to cancellation or termination of any such policy of insurance. Trustor shall, within ten (10) days prior to the expiration of any such policy, deliver evidence acceptable to Beneficiary, in its sole judgment, verifying the renewal of such insurance together with evidence of the payment of current premiums therefor. Trustor shall at its expense furnish on renewal of insurance policies or upon request of Beneficiary evidence of the replacement value of the improvements on the Premises in form reasonably satisfactory to Beneficiary. Insurance coverage must at all times be maintained in proper relationship to such replacement value and must always provide for agreed amount coverage.

In the event of foreclosure of this Deed of Trust or acquisition of the Premises by Beneficiary, all such policies and any proceeds payable therefrom, whether payable before or after a foreclosure sale, or during the period of redemption, if any, shall become the absolute property of Beneficiary to be utilized at its discretion. In the event of foreclosure or the failure to obtain and keep any required insurance, Trustor empowers Beneficiary to effect insurance upon the Premises at Trustor's expense and for the benefit of Beneficiary in the amounts and types aforesaid for a period of time covering the time lapse of insurance including lapse during redemption from foreclosure sale, and if necessary, to cancel any or all existing insurance policies. Trustor agrees to furnish Beneficiary copies of all inspection reports and insurance recommendations received by Trustor from any insurer. Beneficiary makes no representations that the above insurance requirements are adequate protection for a prudent owner.

ARTICLE 4
UNIFORM COMMERCIAL CODE

SECTION 4.1 SECURITY AGREEMENT. This Deed of Trust shall constitute a security agreement as defined in the Uniform Commercial Code in effect in the State of Arizona, as amended from time to time (hereinafter referred to as the "Code"), and Trustor hereby grants to Beneficiary a security interest within the meaning of the Code in favor of Beneficiary on the Improvements, Fixtures, Equipment and Personal Property, the Rents, Leases and Profits, the Judgments, Condemnation Awards and Insurance Proceeds and Other Rights, the Licenses, Permits, Equipment Leases and Service Agreements, and the Proceeds described in Granting Clauses B, C, D, E and F of this Deed of Trust (hereinafter referred to as the "Collateral").

SECTION 4.2 FIXTURE FILING. As to those items of Collateral described in this Deed of Trust that are, or are to become fixtures related to the real estate mortgaged herein, and all products and proceeds thereof, it is intended as to those items that THIS DEED OF TRUST SHALL BE EFFECTIVE AS A FINANCING STATEMENT FILED AS A FIXTURE FILING from the date of its filing in the real estate records of Cochise County, Arizona where the Real Property is situated. The name of the record owner of said real estate is Trustor and the address of Trustor is set forth in page one to this Deed of Trust. Information concerning the security interest created by this instrument may be obtained from Beneficiary, as secured party, at its address as set forth in page one of this Deed of Trust. The address of Trustor, as debtor, is as set forth in page one to this Deed of Trust. This document covers goods which are or are to become fixtures. Trustor's organizational number is 0769561 and Trustor's tax identification number is 85-0212139.

SECTION 4.3 REPRESENTATIONS AND AGREEMENTS. Trustor represents and agrees: (a) Trustor is and will be the true and lawful owner of the Collateral, subject to no liens, charges, security interests and encumbrances other than the lien hereof and the Permitted Encumbrances, Permitted Liens and other liens permitted or disclosed under the Loan Agreement; (b) the Collateral is to be used by Trustor solely for business purposes; (c) the Collateral will not be removed from the Premises without the consent of Beneficiary except in the ordinary course of business; (d) unless stated otherwise in this Deed of Trust, the only persons having any interest in the Collateral are Trustor and Beneficiary and no financing statement covering any such property and any proceeds thereof is on file in any public office except pursuant hereto; (e) the remedies of Beneficiary hereunder are cumulative and separate, and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other rights of Beneficiary including having such Collateral deemed part of the realty upon any foreclosure thereof; (f) if notice to any party of the intended disposition of the Collateral is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten (10) days prior to such intended disposition and may be given by advertisement in a newspaper accepted for legal publications either separately or as part of a notice given to foreclose the real property or may be given by private notice if such parties are known to Beneficiary; (g) Trustor will from time to time provide Beneficiary on request with itemizations of all Collateral; (h) the filing of a financing statement pursuant to the Code shall never impair the stated intention of this Deed of Trust that all Improvements, Fixtures, Equipment and Personal Property described in Granting Clause B hereof are, and at all times and for all purposes and in all proceedings both legal or equitable

shall be regarded as, part of the real property mortgaged hereunder irrespective of whether such item is physically attached to the real property or any such item is referred to or reflected in a financing statement; (i) Trustor will on demand deliver all financing statements and/or continuations that may from time to time be required by Beneficiary to establish and perfect the priority of Beneficiary's security interest in such Collateral and all costs, including recording and filing fees, shall be paid by Trustor; (j) Trustor shall give advance written notice of any proposed change in Trustor's name, address, state of domestication, identity or structure and will execute and deliver to Beneficiary prior to or concurrently with such change all additional financing statements that Beneficiary may require to establish and perfect the priority of Beneficiary's security interest; (k) Trustor shall renew and pay all expenses of renewing the financing statement covering the Collateral in the event the security interest in such Collateral will expire by reason of statutory law prior to the end of the term of this Deed of Trust; (l) Trustor's exact legal name is as set forth in the heading to this Deed of Trust; (m) Trustor's type of organization and jurisdiction of organization are as set forth in the heading to this Deed of Trust; (n) Trustor's chief executive office is located at 1 W. Wetmore, Suite 203, Tucson, Arizona 85705; (o) except as specifically disclosed by Trustor to Beneficiary prior to the execution of this Deed of Trust, during the five (5) years and six (6) months prior to the date of this Deed of Trust, Trustor has not been known by any legal name different from the one set forth in the heading of this Deed of Trust nor has Trustor been the subject of any merger, consolidation or other corporate or organizational reorganization; and (p) Trustor specifically authorizes Beneficiary to file any of the financing statements contemplated by this Deed of Trust, including without limitation continuations, without Trustor's signature.

ARTICLE 5
APPLICATION OF INSURANCE AND AWARDS

SECTION 5.1 DAMAGE OR DESTRUCTION OF THE PREMISES. Trustor will give Beneficiary prompt notice of damage to or destruction of the Premises. So long as no Event of Default by Trustor has occurred and is continuing, the proceeds of insurance shall be paid to Trustor for the repair and replacement of any portion of the Premises damaged by casualty, subject to Section 2.9(c) of the Loan Agreement.

SECTION 5.2 CONDEMNATION. Trustor will give Beneficiary prompt notice of any action, actual or threatened, in condemnation or eminent domain (herein referred to as "Condemnation"). So long as no Event of Default by Trustor has occurred and is continuing, Condemnation proceeds or any part thereof shall be paid to Trustor for the repair and replacement of any portion of the Premises subject to Condemnation, subject to Section 2.9(c) of the Loan Agreement.

ARTICLE 6
LEASES AND RENTS

SECTION 6.1 TRUSTOR TO COMPLY WITH LEASES. Trustor will, at its own cost and expense, perform, comply with and discharge all of the obligations of Trustor under leases of all or any part of the Premises and use its best efforts to enforce or secure the performance of each obligation and undertaking of the respective tenants under any such leases and will appear in and defend, at its own cost and expense, any action or proceeding arising out

of or in any manner connected with Trustor's interest in any leases pertaining to the Premises. Except for Dispositions permitted under the Loan Agreement, Trustor will not modify, extend, renew, terminate, accept a surrender of, or in any way materially alter the terms of the leases, nor borrow against, pledge or assign any rentals due under the leases nor consent to a subordination or assignment of the interest of a tenant thereunder to any party other than Beneficiary, nor anticipate the rents thereunder for more than one (1) month in advance or reduce the amount of rents and other payments thereunder, nor waive, excuse, condone or in any manner release or discharge a tenant of or from any obligations, covenants, conditions and agreements to be performed nor incur any indebtedness to a tenant, nor enter into any additional leases of all or any part of the Premises, without the prior written consent of Beneficiary. Trustor shall notify Beneficiary of material default by tenants of the Premises.

SECTION 6.2 BENEFICIARY'S RIGHT TO PERFORM UNDER LEASES. Should Trustor fail to perform, comply with or discharge any obligations of Trustor under any lease of all or any part of the Premises or should Beneficiary become aware of or be notified by a tenant under any such lease of a failure on the part of Trustor to so perform, comply with or discharge its obligations under said lease, Beneficiary may, but shall not be obligated to, and without further demand upon Trustor, and without waiving or releasing Trustor from any obligation contained in this Deed of Trust, remedy such failure, and Trustor agrees to repay upon demand all sums incurred by Beneficiary in remedying any such failure including, without limitation, Beneficiary's attorneys' fees, together with interest at the rate set forth in Section 2.11 of the Loan Agreement (the "Default Rate"). All such sums, together with interest as aforesaid, shall become so much additional Indebtedness, but no such advance shall be deemed to relieve Trustor from any default hereunder.

SECTION 6.3 ASSIGNMENT OF LEASES AND RENTS. Trustor does hereby unconditionally and absolutely sell, assign and transfer unto Beneficiary all of the leases, rents, issues, income and profits now due and which may hereafter become due under or by virtue of any lease, whether written or verbal, or any agreement or license for the use or occupancy of the Premises, whether now existing or entered into at any time during the term of this Deed of Trust, all guaranties of any tenant's obligations under any such lease and all security deposits, it being the intention of this Deed of Trust to establish an absolute transfer and assignment of all such leases and agreements and all of the rents, issues, income and profits from the Premises and/or Trustor's operation or ownership thereof unto Beneficiary, and Trustor does hereby appoint irrevocably Beneficiary as Trustor's true and lawful attorney in Trustor's name and stead, which appointment is coupled with an interest and shall not be revocable, to collect all of said rents, issues, income and profits; provided, Trustor shall have a license to collect and retain such rents, issues, income and profits unless and until an Event of Default exists under this Deed of Trust. Trustor assigns to Beneficiary all guarantees of tenant's obligations under leases and all proceeds from settlements relating to terminations of leases and all claims for damages arising from rejection of any lease under the bankruptcy laws. Upon the occurrence of an Event of Default and whether before or after the institution of legal proceedings to foreclose the lien hereof or before or after sale hereunder or during any period of redemption existing by law, forthwith, upon demand of Beneficiary, Trustor shall surrender to Beneficiary and Beneficiary shall be entitled to enter upon and take and maintain possession of the Premises and any leases thereunder and collect and retain any rents, issues, income and profits from the Premises and hold, operate, manage and control the Premises and any such leases and to do such things in its

discretion as may be deemed proper or necessary to enforce the payment or security of the rents, issues, income and profits of the Premises and the performance of the tenants' obligations under any leases of the Premises, with full power to cancel or terminate any lease for any cause or on any grounds which would entitle Trustor to cancel the same and to elect to disaffirm any lease made subsequent to this Deed of Trust or subordinated to the lien hereof. All rents, issues, income, profits and payments received by Trustor after Beneficiary has exercised any of its rights under this assignment shall be held by Trustor in trust for Beneficiary and shall be delivered to Beneficiary immediately without demand.

Beneficiary shall not be obligated to perform or discharge any obligation or liability of the landlord under any of said leases and Trustor shall, and does hereby agree to, indemnify and hold Beneficiary harmless of and from any and all expenses, liability, loss or damage which it might incur under said leases or under or by reason of this Deed of Trust. Any amounts incurred by Beneficiary in connection with its rights hereunder, including costs, expenses and attorneys' fees, shall bear interest thereon at the Default Rate, shall be additional Indebtedness and Trustor shall reimburse Beneficiary therefor immediately upon demand. Beneficiary may apply any of said rents, issues, income and profits received to the costs and expenses of collection, including attorneys' fees, to the payment of taxes, assessments and insurance premiums and expenditures for the upkeep of the Premises, to the performance of the landlord's obligations under the leases, to the performance of any of Trustor's covenants hereunder, and to any Indebtedness in such order as Beneficiary may determine. The entering upon and taking possession of the Premises, the collection of such rents, issues, income and profits and the application thereof as aforesaid shall not cure or waive any Event of Default under this Deed of Trust nor in any way operate to prevent Beneficiary from pursuing any other remedy which it may now or hereafter have under the terms of this Deed of Trust nor shall it in any way be deemed to constitute Beneficiary a mortgagee-in-possession. The rights hereunder shall in no way be dependent upon and shall apply without regard to whether the Premises are in danger of being lost, materially injured or damaged or whether the Premises are adequate to discharge the Indebtedness. Trustor represents and agrees that no rent has been or will be paid by any person in possession of any portion of the Premises for more than one installment in advance and that the payment of none of the rents to accrue for any portion of the Premises has been or will be waived, released, reduced, discounted, or otherwise discharged or compromised by Trustor. Trustor waives any right of set-off against any person in possession of any portion of the Premises. Trustor further agrees that Trustor will not execute or agree to any subsequent assignment of any of the rents, issues, income or profits from the Premises without the prior written consent of Beneficiary.

ARTICLE 7
RIGHTS OF BENEFICIARY

SECTION 7.1 RIGHT TO CURE EVENT OF DEFAULT. If Trustor fails to comply with any of the covenants or obligations of this Deed of Trust, which failure continues for five (5) days after Beneficiary delivers written notice of such failure to Trustor (or, if due to its nature, such failure is not capable of being cured within five (5) days, such additional amount of time, not to exceed an additional ten (10) days, as may be reasonably necessary so long as Trustor has commenced the cure within the initial five (5) day period and thereafter diligently pursues it to completion), Beneficiary may, but shall not be obligated to, without demand upon Trustor, and without waiving or releasing Trustor from any obligation in this Deed of Trust

contained, remedy such failure, and Trustor agrees to repay upon demand all sums incurred by Beneficiary in remedying any such failure together with expenses and reasonable attorneys' fees and with interest at the Default Rate. All such sums, together with interest as aforesaid shall become Indebtedness. No such advance shall be deemed to relieve Trustor from any failure hereunder.

SECTION 7.2 NO CLAIM AGAINST BENEFICIARY. Nothing contained in this Deed of Trust shall constitute any consent or request by Beneficiary, express or implied, for the performance of any labor or services or for the furnishing of any materials or other property in respect of the Premises or any part thereof, nor as giving Trustor or any party in interest with Trustor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would create any personal liability against Beneficiary in respect thereof or would permit the making of any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien of this Deed of Trust.

SECTION 7.3 INSPECTION. Trustor will permit Beneficiary or its authorized representatives to enter the Premises at all times during normal business hours for the purpose of inspecting the same; provided Beneficiary shall have no duty to make such inspections and shall not incur any liability or obligation for making or not making any such inspections.

SECTION 7.4 WAIVERS; RELEASES; RESORT TO OTHER SECURITY; ETC. Without affecting the liability of any party liable for payment of any Indebtedness or performance of any obligation contained herein, and without affecting the rights of Beneficiary with respect to any security not expressly released in writing, Beneficiary may, at any time, and without notice to or the consent of Trustor or any party in interest with respect to the Premises or the Loan Agreement: (a) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation herein; (b) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (c) accept any additional security; (d) release or otherwise deal with any property, real or personal, including any or all of the Premises, including making partial releases of the Premises; or (e) resort to any security agreements, pledges, contracts of guarantee, assignments of rents and leases or other securities, and exhaust any one or more of said securities and the security hereunder, either concurrently or independently and in such order as it may determine.

SECTION 7.5 RIGHTS CUMULATIVE. Each right, power or remedy herein conferred upon Beneficiary is cumulative and in addition to every other right, power or remedy, express or implied, now or hereafter arising, available to Beneficiary, at law or in equity, or under the Code, or under any other agreement, and each and every right, power and remedy of Beneficiary herein set forth or otherwise so existing shall be cumulative to the maximum extent permitted by law and may be exercised from time to time as often and in such order as may be deemed expedient by Beneficiary and any such exercise shall not be a waiver of the right to exercise at any time thereafter any other right, power or remedy. No delay or omission by Beneficiary in the exercise of any right, power or remedy arising hereunder or arising otherwise shall impair any such right, power or remedy or the right of Beneficiary to resort thereto at a later

date or be construed to be a waiver of any Event of Default under this Deed of Trust or the Loan Agreement.

SECTION 7.6 SUBSEQUENT AGREEMENTS. Any agreement hereafter made by Trustor and Beneficiary pursuant to this Deed of Trust shall be superior to the rights of the holder of any intervening lien or encumbrance.

SECTION 7.7 WAIVER OF APPRAISEMENT, HOMESTEAD, MARSHALING. Trustor hereby waives to the full extent lawfully allowed the benefit of any homestead, appraisement, valuation, stay and extension laws now or hereafter in force. Trustor hereby waives any rights available with respect to marshaling of assets so as to require the separate sales of any portion of the Premises, or as to require Beneficiary to exhaust its remedies against a specific portion of the Premises before proceeding against the other and does hereby expressly consent to and authorize the sale of the Premises or any part thereof as a single unit or parcel. Trustor also hereby waives any and all rights of reinstatement and redemption from sale under any order or decree of foreclosure pursuant to rights herein granted, on behalf of Trustor, and each and every person acquiring any interest in, or title to the Premises described herein subsequent to the date of this Deed of Trust, and on behalf of all other persons to the extent permitted by applicable law.

SECTION 7.8 BUSINESS LOAN REPRESENTATION. Trustor represents and warrants to Beneficiary that the Loan is a business loan transacted solely for the purpose of carrying on the business of Trustor and not a consumer transaction and that the Premises does not constitute the homestead of Trustor or any of its principals.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1 EVENTS OF DEFAULT. In addition to the occurrence of any event designated as an Event of Default hereunder or under any other Loan Document, the occurrence of any of the following shall be deemed an event of default under this Deed of Trust (hereinafter referred to as an "Event of Default"):

(a) The occurrence of any Event of Default, as such term is defined the Loan Agreement, after the passage of any applicable notice and cure period thereunder; or

(b) Trustor for any reason to shall fail to pay any Indebtedness (other than the principal and interest on the Term Loans, as defined in the Loan Agreement), which failure continues unremedied for five (5) business days after Beneficiary delivers written notice of such failure to Trustor; or

(c) Trustor shall breach or fail to comply with or perform any other term, condition or covenant of any Loan Document, and, unless a different cure period is provided for (in which case such different cure period shall apply), the continuance of such breach or failure for a period of more than thirty (30) days after the giving of written notice of such breach or failure from Beneficiary to Trustor; provided, however, that if such breach or failure is of such a nature that it cannot be cured within such initial thirty (30) day period, Trustor shall have such additional time, not to exceed an additional thirty

(30) days, as is necessary to cure such breach or failure provided that Trustor has commenced to cure such breach or failure within the initial thirty (30) day period and thereafter diligently and continuously pursues such curing to completion; or

(d) Any certification, representation or warranty made by Trustor herein, in the Loan Agreement or in any other instrument or certificate now or hereafter given as security for the Loan Agreement or made in connection with the application for the Loan or given as an inducement to Beneficiary to make the Loan shall be materially false, breached or dishonored, unless Trustor remedies the falsehood, breach or dishonor within five (5) days after written notice from Beneficiary to Trustor; or

(e) the institution of foreclosure or other proceedings to enforce against the Premises or Trustor any junior mortgage or deed of trust or junior security interest or other lien or encumbrance of any kind upon the Premises or any portion thereof; or

(f) the occurrence of any event in violation of the provisions set forth in Sections 2.9, 3.1, 9.4 or 10.8 hereof.

SECTION 8.2 BENEFICIARY'S RIGHT TO ACCELERATE. If an Event of Default shall occur, Beneficiary may immediately and without notice to Trustor declare the entire unpaid principal balance of the Loan Agreement together with all other Indebtedness to be immediately due and payable, and thereupon all such unpaid principal balance of the Loan Agreement together with all accrued interest thereon, any prepayment premium under the terms of the Loan Agreement and all other Indebtedness shall be and become immediately due and payable.

SECTION 8.3 REMEDIES OF BENEFICIARY AND RIGHT TO FORECLOSE. Upon the occurrence of an Event of Default, Beneficiary may, with or without entry, personally or by its agents or attorneys, insofar as applicable, take any one or more of the following actions:

(a) Institute proceedings for the complete or partial foreclosure of the lien of this Deed of Trust upon the Premises as a mortgage; or

(b) Take such steps to protect and enforce its rights, whether by action, suit or proceeding in equity or at law, for the specific performance of any covenant, condition or agreement in the Loan Agreement, this Deed of Trust or any other document now or hereafter securing payment of the Loan Agreement, or in aid of the execution of any power herein granted, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Beneficiary shall elect.

Upon the occurrence of an Event of Default, Trustee, upon the written request of Beneficiary, shall sell the Premises, including without limitation, the Collateral, and all estate, right, title and interest, claim and demand therein, and right of redemption thereof, in such order as Beneficiary may choose, at one or more sales as a single entity or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by law, at public auction to the highest bidder for cash, in lawful money of the United States, payable as provided by law. Trustee may from time to time postpone any sale to be made by it under or by virtue of

this Deed of Trust in the manner provided by law. Upon the completion of any sale or sales made by Trustee under this Deed of Trust, Trustee, or an officer of any court empowered so to do, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument, or good and sufficient instruments, conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold, but without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any such sale or sales made under this Deed of Trust, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Trustor in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Trustor and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Trustor.

The purchase money, proceeds or avails of any sale made under or by virtue of this Section 8.3, together with any other sums which then may be held by Trustee or Beneficiary under this Deed of Trust, whether under the provisions of this Section 8.3 or otherwise, shall be applied as follows:

FIRST: To the payment of the costs and expenses of such sale, including the cost of any evidence of title procured in connection with such sale, and of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by Trustee or Beneficiary under this Deed of Trust, together with interest, from the date of advance by Beneficiary until the same is paid, at the Default Rate, on all advances made by Beneficiary and all taxes or assessments, except any taxes, assessments or other charges subject to which the Premises shall have been sold;

SECOND: To the payment of the whole amount then due, owing or unpaid on the Loan Agreement for principal and interest, in such order as Beneficiary may determine, with interest on the unpaid principal and accrued interest at the Default Rate, from and after the occurrence of an Event of Default until the same is paid, and to the prepayment fee;

THIRD: To the payment of any other sums required to be paid by Trustor pursuant to any provisions of this Deed of Trust, the Loan Agreement or any other document now or hereafter securing payment of the Loan Agreement; and

FOURTH: The payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

Upon any sale made under or by virtue of this Section 8.3, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Premises or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting the indebtedness of Trustor secured by this Deed of Trust upon the net sales price after deducting therefrom the expenses of the sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. Beneficiary, upon so acquiring the

Premises, or any part thereof, shall be entitled to hold, lease, rent, operate, manage and sell the same in any manner provided by applicable law.

Beneficiary shall have, in addition to all other rights and remedies provided herein and at law or in equity, the rights and remedies afforded by Arizona Revised Statutes Section 33-702.B, without regard to the adequacy of the security or to the solvency of Trustor or to whether Trustee or Beneficiary has commenced to exercise any other right or remedy provided herein or at law or in equity.

SECTION 8.4 RECEIVER. Upon the occurrence of an Event of Default, Beneficiary shall be entitled as a matter of right without notice and without regard to the solvency or insolvency of Trustor, or the existence of waste of the Premises or the value or adequacy of the security of the Premises, and without giving bond apply for the appointment of a receiver in the manner provided by law, who shall collect the rents, issues, profits and all other income of any kind, manage the Premises so to prevent waste; execute leases within or beyond the period of receivership; pay all expenses for normal maintenance of the Premises and perform the terms of this Deed of Trust and apply the rents, issues, income and profits to the costs and expenses of the receivership, including attorneys' fees, to the repayment of the Indebtedness and to the operation, maintenance and upkeep and repair of the Premises, including payment of taxes on the Premises and payments of premiums of insurance on the Premises and have any other rights permitted by law. Trustor does hereby irrevocably consent to such appointment. The receiver may, to the extent permitted under applicable law, without notice, enter upon and take possession of the Premises, or any part thereof, by force, summary proceedings, ejectment or otherwise, and remove Trustor or any other person or entity and any personal property therefrom, and may hold, operate and manage the same, receive all rents, earnings, incomes, issues and proceeds and do the things the receiver finds necessary to preserve and protect the Premises, whether during pendency of foreclosure, during a redemption period, if any, or otherwise.

SECTION 8.5 RIGHTS UNDER UNIFORM COMMERCIAL CODE. In addition to the rights available to a beneficiary of a deed of trust on, or to a mortgagee of, real property, Beneficiary shall also have all the rights, remedies and recourse available to a secured party under the Code, including the right to proceed under the provisions of the Code governing default as to any Collateral as defined in this Deed of Trust which may be included on the Premises or which may be deemed non-realty in a foreclosure of this Deed of Trust or to proceed as to such Collateral in accordance with the procedures and remedies available pursuant to a foreclosure of real estate.

SECTION 8.6 RIGHT TO DISCONTINUE PROCEEDINGS. In the event Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under this Deed of Trust and shall thereafter elect to discontinue or abandon the same for any reason, Beneficiary shall have the unqualified right so to do and in such event Trustor and Beneficiary shall be restored to their former positions with respect to the Indebtedness, in which case this Deed of Trust and all rights, remedies and recourse of Beneficiary shall continue as if such action or exercise of a right had not been invoked.

SECTION 8.7 WAIVERS. Trustor also waives the benefit of all laws now existing or that may hereafter be enacted providing for (i) any appraisal before sale of any

portion of the Premises, and (ii) in any way extending the time for the enforcement and collection of the Loan Agreement or this Deed of Trust or creating or extending a period of redemption from any sale made in collecting said debt. To the full extent Trustor may do so, Trustor agrees that Trustor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter enforced providing for any appraisal, evaluation, stay, extension or redemption and Trustor, to the extent permitted by law, waives and releases all rights of redemption, valuation, appraisal, stay of execution, notice of election to mature or declare due the whole of the Indebtedness and marshaling in the event of foreclosure of the liens hereby created.

ARTICLE 9
HAZARDOUS MATERIALS

SECTION 9.1 DEFINITIONS. The term "Hazardous Materials or Wastes" shall mean any hazardous or toxic materials, pollutants, chemicals, or contaminants, including without limitation, asbestos, polychlorinated biphenyls (PCBs) and petroleum products as defined, determined or identified as such in any "Laws" (as hereinafter defined). The term "Laws" means any federal, state or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) including, without limitation, the Clean Water Act, 33 U.S.C. §§ 1251 et seq. (1972); the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (1970); the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Subsection 1802 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901 et seq.; any similar state laws, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

SECTION 9.2 REPRESENTATIONS BY TRUSTOR. Trustor hereby represents to Beneficiary that, except as set forth in Trustor's Disclosure Schedule to the Loan Agreement: (a) Trustor has not and, to the best of Trustor's knowledge, information and belief and after due inquiry, no prior owner or current or prior tenant, subtenant or other occupant of all or any part of the Premises has used, released or transported Hazardous Materials or Wastes on, from or affecting the Premises in any manner that violates any Laws; (b) to the best of Trustor's knowledge, information and belief after due inquiry, no Hazardous Materials or Wastes have been disposed of on the Premises; (c) to the best of Trustor's knowledge, information and belief after due inquiry, the Premises does not contain, and has not in the past contained, any asbestos, asbestos-containing materials, urea formaldehyde insulation and that there is no current or potential airborne contamination of the Premises by asbestos fiber including any potential contamination that would be caused by maintenance or tenant finish activities in any building(s) located on the Premises; (d) to the best of Trustor's knowledge, information and belief after due inquiry, there are not now nor have there been electrical transformers or other equipment which have dielectric fluid containing polychlorinated biphenyls (PCBs) located in, on or under the Premises; (e) to the best of Trustor's knowledge, information and belief after due inquiry, the Premises has never contained any underground storage tanks; and (f) Trustor has not received nor does it have any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning (i) the existence of Hazardous Materials or Wastes on the Premises or the adjacent properties or (ii) the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Materials or Wastes onto the Premises or into waters or other lands adjacent to the

Premises. The above representations shall not be deemed to include Hazardous Materials or Wastes which are used in the ordinary course of the operation of business on the Premises and which are stored, used and disposed of in accordance with all applicable Laws for this any necessary permits have been obtained.

SECTION 9.3 COVENANTS BY TRUSTOR. Trustor hereby covenants to Beneficiary that: (a) Trustor shall (i) comply and shall cause all occupants of the Premises to comply with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Materials or Wastes, (ii) remove any Hazardous Materials or Wastes immediately upon discovery of same, in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (iii) pay or cause to be paid all costs associated with such removal, and (iv) indemnify Beneficiary from and against all losses, claims and costs arising out of the migration of Hazardous Materials or Wastes from or through the Premises onto or under other properties; (b) Trustor shall keep the Premises free of any lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Materials or Wastes on the Premises; (c) Trustor shall not install or permit to be installed or to exist in or on the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation or any other chemical or substance which has been determined to be a hazard to health and environment; (d) Trustor shall not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Trustor or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Materials or Wastes onto the Premises or into waters or other lands; and (e) Trustor shall give all notifications and prepare all reports required by Laws or any other law with respect to Hazardous Materials or Wastes existing on, released from or emitted from the Premises. The above covenants shall not be deemed to include Hazardous Materials or Wastes which are used in the ordinary course of the operation of business on the Premises and which are stored, used and disposed of in accordance with all applicable Laws for this any necessary permits have been obtained.

SECTION 9.4 EVENTS OF DEFAULT AND REMEDIES. It shall constitute an Event of Default hereunder and Beneficiary shall be entitled to exercise all remedies available to it hereunder if: (a) any of Trustor's representations contained in Section 9.2 hereof prove to be false, inaccurate or misleading; (b) Trustor shall fail to comply with the covenants contained in Section 9.3 hereof; (c) any Hazardous Materials or Wastes are hereafter found to exist on the Premises or in its soil or groundwater in violation of all applicable Laws; or (d) any summons, citation, directive, letter or other communication, written or oral, shall be issued by any local, state or federal governmental agency concerning the matters described in Section 9.2(f) above. Trustor hereby grants Beneficiary and its employees and agents an irrevocable and non-exclusive license to enter the Premises, subject to rights of tenants, in order to inspect, conduct testing and remove Hazardous Materials or Wastes. All costs of such inspection, testing and removal shall immediately become due and payable to Beneficiary, shall bear interest at the Default Rate, shall be secured by this Deed of Trust and shall constitute additional Indebtedness.

SECTION 9.5 INDEMNIFICATION. Trustor shall, and hereby agrees to, defend, indemnify and hold harmless Beneficiary, its directors, officers, employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns (the "Indemnified Parties") from and against any and all claims, losses, damages, liabilities, judgments, costs and

expenses (including, without limitation, reasonable attorneys' fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by the Indemnified Parties as a result of or in connection with the presence or removal of Hazardous Materials or Wastes or as a result of or in connection with activities prohibited under this Article. Trustor shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise, against the Indemnified Parties, shall hold the Indemnified Parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden and expense of defending all suits, administrative proceedings, and negotiations of any description with any and all persons, political subdivisions or government agencies arising out of any of the occurrences set forth in this Article. This indemnification shall remain in full force and effect and shall survive the repayment of the Indebtedness and the satisfaction of the documents securing the same, but shall become null and void and of no further force or effect in the event Beneficiary or any other party obtains title to the Premises through foreclosure or exercise of power of sale under this Deed of Trust or deed in lieu of foreclosure or exercise of power of sale.

SECTION 9.6 LOSS OF VALUE. Trustor hereby assures Beneficiary that Beneficiary will not suffer loss due to diminution of value of the Premises, whether during the term hereof or thereafter, due to Hazardous Materials or Wastes upon the Premises, except for those Trustor proves were first introduced onto the Premises after title has passed to Beneficiary by foreclosure or otherwise and will, upon demand, reimburse Beneficiary for any such loss of value.

ARTICLE 10
MISCELLANEOUS

SECTION 10.1 RELEASE OF DEED OF TRUST. When all Indebtedness has been paid, this Deed of Trust and all assignments herein contained shall, except as otherwise provided herein, terminate and shall be released by Beneficiary at Trustor's expense, and Trustee shall reconvey to Trustor, or the person or persons legally entitled thereto, the portion of the Premises then held hereunder.

SECTION 10.2 CHOICE OF LAW. This Deed of Trust is made and executed under the laws of the State of Arizona and is intended to be governed by and construed in accordance with the laws of said State.

SECTION 10.3 SUCCESSORS AND ASSIGNS. This Deed of Trust and each and every covenant, agreement and other provision hereof shall be binding upon Trustor and its successors and assigns, including without limitation, each and every person or entity that may, from time to time, be record owner of the Premises and any person or entity, other than Beneficiary, having an interest therein, shall run with the land and shall inure to the benefit of Beneficiary and its successors and assigns. Nothing in this Section 10.3 shall be construed to constitute consent by Beneficiary to assignment by Trustor.

SECTION 10.4 PARTIAL INVALIDITY. All rights, powers and remedies provided herein are intended to be limited to the extent necessary so that they will not render this Deed of Trust invalid, unenforceable or not entitled to be recorded, registered or filed under any

applicable law. If any term of this Deed of Trust shall be held to be invalid, illegal or unenforceable, the validity and enforceability of the other terms of this Deed of Trust shall in no way be affected thereby. Except as specifically set forth in this Deed of Trust, in the event of an inconsistency between this Deed of Trust and the Loan Agreement, the Loan Agreement shall control.

SECTION 10.5 CAPTIONS AND HEADINGS. The captions and headings of the various articles and sections of this Deed of Trust are for convenience only and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

SECTION 10.6 NOTICES. Any notice which any party hereto may desire or may be required to give to any other party shall be in writing and shall otherwise be given as required under the Loan Agreement.

SECTION 10.7 AMENDMENT/MODIFICATION. Amendment to, waiver of or modification of any provision of this Deed of Trust must be made in writing. No oral waiver, amendment, or modification may be implied.

SECTION 10.8 REPRESENTATIONS OF TRUSTOR. Trustor affirmatively represents and warrants that the written terms of the Loan Agreement, this Deed of Trust, the financing statements and other documents executed in connection with the Loan, and each of them, accurately reflect the understanding of Trustor, as to all matters addressed therein, and Trustor further represents and warrants that there are no other agreements or understandings, written or oral, which exist between Trustor and Beneficiary relating to the matters addressed in said documents. Trustor hereby waives any claims against Beneficiary that Trustor may now have or may hereafter acquire to the effect that the actual understanding of Trustor and Beneficiary may not be accurately set forth in such documents.

SECTION 10.9 BENEFICIARY'S EXPENSE. Should Beneficiary make any payments hereunder or under the Loan Agreement or under any of the other Loan Documents or incur any liability, loss or damage under or by reason of this Deed of Trust, the Loan Agreement or any of the other Loan Documents, or in the defense of any claims or demands, the amount thereof, and all costs and expenses, including all filing, recording, and title fees and any other expenses relating to the Loan, including without limitation, filing fees for UCC continuation statements and any expense involving modification thereto, attorneys' fees, and any and all costs and expenses incurred in connection with making, performing, or collecting the Indebtedness or exercising any of Beneficiary's rights under the Loan Agreement, this Deed of Trust or any other Loan Documents, including reasonable attorneys' fees, the cost of appraisals and the cost of any environmental inspections in connection therewith, and all claims for brokerage and finder's fees which may be made in connection with the making of the Loan, together with interest thereon, at the Default Rate, shall become part of the Indebtedness and shall be secured by this Deed of Trust and the other Loan Documents and Trustor hereby agrees to reimburse Beneficiary therefor immediately upon demand. Such sums, costs and expenses shall be, until so paid, part of the Indebtedness and Beneficiary shall be entitled, to the extent permitted by law, to receive and retain the full amount of the Indebtedness in any action for redemption by Trustor, for an

accounting for the proceeds of a foreclosure sale or of insurance proceeds or for apportionment of an eminent domain damage award.

SECTION 10.10 BENEFICIARY'S RIGHT TO COUNSEL. If Beneficiary retains attorneys to enforce any of the terms hereof or of the Loan Agreement or of any of the other Loan Documents or because of the breach by Trustor of any of the terms hereof or of the Loan Agreement or of any of the Loan Documents, or for the recovery of any Indebtedness secured hereby or by any of the other Loan Documents, Trustor shall pay to Beneficiary reasonable attorneys' fees and all costs and expenses, including without limitation witness fees and other litigation related expenses incurred in connection therewith, whether or not an action is actually commenced, and the right to such attorneys' fees and all costs and expenses shall be deemed to have accrued on the date such attorneys are retained, shall include fees and costs in connection with litigation (including at trial), arbitration, mediation and/or administrative proceedings, and shall be enforceable whether or not such action is prosecuted to judgment and shall include all appeals. Attorneys' fees and expenses shall for purposes of this Deed of Trust include all paralegal, electronic research, legal specialists and all other costs in connection with the performance of Beneficiary's attorneys.

If Beneficiary is, by reason of being the holder of this Deed of Trust, made a party defendant in any litigation or other proceedings concerning this Deed of Trust or the Premises or any part thereof or therein, or the construction, maintenance, operation or the occupancy or use thereof by Trustor, then Trustor shall, and does hereby agree to, indemnify, defend and hold Beneficiary harmless from and against all liability by reason of said litigation or other proceedings, including reasonable attorneys' fees and all costs and expenses incurred by Beneficiary in any such litigation or other proceedings, whether or not any such litigation or other proceedings is prosecuted to judgment or other determination.

SECTION 10.11 OTHER REPRESENTATIONS AND WARRANTIES. All statements contained in any loan application, certificate or other instrument delivered by or on behalf of Trustor to Beneficiary or Beneficiary's representatives in connection with the Loan, including without limitation, those certain representations and warranties made by Trustor in that certain Borrower's Closing Certificate of even date herewith from Trustor to Beneficiary, shall constitute representations and warranties made by Trustor hereunder. Such representations and warranties made hereunder and thereunder shall survive the delivery of this Deed of Trust, and any misrepresentations thereunder shall be deemed as misrepresentations hereunder.

SECTION 10.12 LIMITATION OF INTEREST. Trustor agrees to pay an effective rate of interest which is the stated rate provided for in the Loan Agreement plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connection with the Loan, including without limitation, any amounts paid pursuant to the provisions of the Loan Agreement and this Deed of Trust. It is the intent of Trustor and Beneficiary in the execution of this Deed of Trust and the Loan Agreement and all other Loan Documents to contract in strict compliance with the usury laws of the State of Arizona governing the Loan Agreement. In furtherance thereof, Beneficiary and Trustor stipulate and agree that none of the terms and provisions contained herein or in the Loan Agreement or in any Loan Document shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to

be charged by the laws of the State of Arizona. Trustor, or any guarantor, endorser or other party now or hereafter becoming liable for the payment of the Loan Agreement shall never be required to pay interest on the Loan Agreement at a rate in excess of the maximum interest that may be lawfully charged under the laws of the State of Arizona and the provisions of this Section 10.12 shall control over all other provisions of the Loan Agreement and any other instrument executed in connection herewith which may be in apparent conflict herewith. If, from any circumstances whatsoever fulfillment of any provision of the Loan Agreement, this Deed of Trust or any Loan Document, at the time performance of such provision shall be due, shall involve transcending the limit on interest presently prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then Beneficiary may, at its option (a) reduce the obligations to be fulfilled to such limit on interest, or (b) apply the amount that would exceed such limit on interest to the reduction of the outstanding principal balance of the Loan Agreement, and not to the payment of interest, with the same force and effect as though Trustor had specifically designated such sums to be so applied to principal and Beneficiary had agreed to accept such extra payment(s) as a prepayment without a fee, so that in no event shall any exaction be possible under the Loan Agreement that is in excess of the applicable limit on interest. If a surplus remains after full payment of principal and lawful interest, the surplus shall be remitted to Trustor by Beneficiary, and Trustor hereby agrees to accept such remittance.

SECTION 10.13 TIME OF THE ESSENCE. Trustor agrees that time is of the essence with respect to all of the covenants, agreements and representations under this Deed of Trust.

SECTION 10.14 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants contained herein or in any other Loan Document executed by Trustor in connection herewith shall survive the delivery of the Loan Agreement, this Deed of Trust and all other Loan Documents executed in connection herewith and the provisions hereof shall continue to inure to the benefit of Beneficiary, its successors and assigns.

SECTION 10.15 WAIVER OF JURY TRIAL. EACH PARTY TO THIS DEED OF TRUST HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS DEED OF TRUST OR ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15. THE PROVISIONS OF THIS SECTION 10.15 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO

EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

SECTION 10.16 MINIMUM REQUIREMENT. Trustor recognizes that the requirements imposed upon Trustor hereunder, including, without limitation, insurance requirements, are minimum requirements as determined by Beneficiary and do not constitute a representation that the requirements are complete or adequate. Trustor understands that it is Trustor's duty and responsibility to act prudently and responsibly at all times for Trustor's protection and for the protection of the Premises.

SECTION 10.17 SUBSTITUTION OF THE TRUSTEE. From time to time, Beneficiary may appoint another trustee to act in the place and stead of Trustee or any successor in the manner provided by law.

SECTION 10.18 POWERS OF TRUSTEE. From time to time upon written request of Beneficiary and presentation of this Deed of Trust for endorsement, and without affecting the personal liability of any person for payment of any indebtedness or performance of the obligation secured hereby, Trustee may, without liability therefor and without notice (a) reconvey all or any part of the Premises; (b) consent to the making of any map or plat thereof; (c) join in granting any easement thereon; (d) join in any declaration of covenants and restrictions; or (e) join in any extension agreement or any agreement subordinating the lien or charge hereof. Trustee or Beneficiary may from time to time apply to any court of competent jurisdiction for aid and direction in the execution of the trusts hereunder and the enforcement of the rights and remedies available hereunder, and Trustee or Beneficiary may obtain orders or decrees directing or confirming or approving acts in the execution of said trusts and the enforcement of said remedies. Trustee has no obligation to notify any party of any pending sale or any action or proceeding unless held or commenced and maintained by Trustee under this Deed of Trust. Trustor shall pay to Trustee reasonable compensation and reimbursement for services and expenses in the administration of the trusts created hereunder, including reasonable attorneys' fees. Trustor hereby agrees to indemnify Trustee and Beneficiary against all losses, claims, demands and liability which either may incur, suffer or sustain in the execution of the trust or trusts created hereunder or in the performance of any act required or permitted hereunder or by law.

SECTION 10.19 CONSENTS BY BENEFICIARY. If Trustor requests Beneficiary's review of, consent to and/or execution of documents in connection with (a) the assignment of this Deed of Trust and other Loan Documents to a subsequent lender, (b) a subordination agreement with a tenant of the Premises, which subordination agreement is on a form that is not Beneficiary's standard form, or (c) any other transaction for which Trustor seeks Beneficiary's approval except for lease approvals, Trustor agrees that it shall (i) provide copies of such documents and other documentation or information as Beneficiary deems necessary, satisfactory in all respects to Beneficiary, (ii) give Beneficiary thirty (30) days prior written notice of such requested consent and after receipt of all items in (i) above; and (iii) pay Beneficiary all reasonable attorneys' fees and costs, if any.

[signature page follows]

IN WITNESS WHEREOF, Trustor has executed this Deed of Trust and Security Agreement and Fixture Financing Statement with Assignment of Leases and Rents as of the date first above written.

TRUSTOR:

NORD RESOURCES CORPORATION, a Delaware corporation
and the successor by merger to NORD COPPER CORPORATION

By: [signature]
Name: John T Perry
Title: President

STATE OF ARIZONA)
) ss.
County of Pima)

The foregoing instrument was acknowledged before me this day of July 30, 2007 by John T. Perry the President of NORD RESOURCES CORPORATION, a Delaware corporation and the successor by merger to NORD COPPER CORPORATION, on behalf of the corporation.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[signature]
Notary Public

My commission expires:

Not applicable.

HERBERT I. ONO
BARRISTER & SOLICITOR
LANG MICHENER LLP
1500-1055 WEST GEORGIA STREET
P.O. BOX 11117
VANCOUVER, B.C. V6E 4N7
TELEPHONE: 604-689-9111

EXHIBIT A

The following property located in Cochise County, Arizona, together with all extralateral rights, water rights, and appurtenances, and all fixtures, stockpiles, leach heaps, dumps, and tailings situated thereon:

Part 1 - Patented Mining Claims

Parcel 1

Arizona, Blue Grass, Puzzle, Enough, and Carlton patented lode mining claims, Mineral Survey No. 4340, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1143496, recorded in the records of Cochise County at Docket 100, Page 283,

EXCEPT all that portion of the ground within the boundaries of Ross, Dewey, and True Blue, Mineral Survey No. 1717, and North Star, Mineral Survey No. 3242; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

containing 66.721 acres, more or less.

Parcel 2

Afterthought, Burro, Burro No. 3, Coronado, Coronado No. 2, and Mason No. 1 patented lode mining claims, Mineral Survey No. 4571, embracing portions of Sections 25, 26, and 35, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 02-63-0060, recorded in the records of Cochise County at Docket 315, Page 561,

EXCEPT all that portion of the ground within the boundaries of Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Chicora, Mineral Survey No. 326; Southern, Mineral Survey No. 327; Mayflower, Mineral Survey No. 2764; Calumet, Mineral Survey No. 4197; Tenderfoot, Mineral Survey No. 4314; and Section 36, Township 15 South, Range 22 East; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

containing 89.005 acres, more or less.

Parcel 3

St. George patented lode mining claim, Mineral Survey No. 1966, embracing a portion of Section 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42949, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 312,

containing 17.732 acres, more or less.

Parcel 4

Mayflower (aka May Flower) patented lode mining claim, Mineral Survey No. 2764, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No: 298716, recorded in the records of Cochise County at Docket 12, Page 581,

containing 19.414 acres, more or less.

Parcel 5

Acorn, A-Number One, A-Number Two, Chicago, Cochise, Copper Thread, Johnson, Little Johnnie, Rough Rider, Tenderfoot, and United Fraction patented lode mining claims, Mineral Survey No. 4314, embracing portions of Sections 23, 25, and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 1141449, recorded in the records of Cochise County at Docket 93, Page 620,

EXCEPT all that portion of the ground within the boundaries of Blue Lead Extension, Dwarf, Esmeralda, and Copper Chief, Mineral Survey No. 3242; Copper Bell, Mineral Survey 1717; Highland Mary, Mineral Survey No. 284; Copper King, Mineral Survey No. 285; Republic, Mineral Survey No. 324; Golden Shield, Mineral Survey No. 325; Mayflower, Mineral Survey No. 2764; Tycoon, Mineral Survey No. 329; and Gingham No. 3, unsurveyed; and further except all veins, lodes, and ledges, throughout their entire depth, the tops or apexes of which lie inside the said excluded ground,

FURTHER EXCEPT those portions of Cochise and United Fraction, containing 0.026 and 0.387 acres, more or less, respectively, being those portions lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the Northeast Quarter of the Southwest Quarter (NE1/4SW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David Rae, Grantee, recorded in the Cochise County records as document No. 870102364,

containing 106.572 acres, more or less.

Parcel 6

Blue Lead, North Star, Little Bush, Copper Chief, Southern Cross, Blue Lead Extension, Dwarf, and Esmeralda patented lode mining claims, Mineral Survey No. 3242, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 610053, recorded in the records of Cochise County at Book 29, Deeds of Mines, Page 92,

containing 92.563 acres, more or less.

Parcel 7

Anaconda, Last Chance, Delta, and Sara patented lode mining claims, Mineral Survey No. 1525, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 036147, recorded in the records of Cochise County at Book 15, Deeds of Mines, Page 236,

containing 54.14 acres, more or less.

Parcel 8

Southern patented lode mining claim, Lot 45, Mineral Survey No. 327, embracing portions of Sections 25, 26, and 36, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9043 (or 9143), recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 459,

containing 18.79 acres, more or less.

Parcel 9

Mi-an-te-no-mah patented lode mining claim, Lot 48, Mineral Survey No. 330, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 10723, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 455,

containing 19.28 acres, more or less.

Parcel 10

Peabody patented lode mining claim, Lot 39, Mineral Survey No. 286, embracing portions of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6424, recorded in the records of Cochise County at Book 12, Deeds of Mines, Page 433,

containing 17.36 acres, more or less.

Parcel 11

Donna Anna patented lode mining claim, Lot 40, Mineral Survey No. 287, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6423, recorded in the records of Cochise County. at Book 31, Deeds of Mines, Page 427,

containing 20.66 acres, more or less.

Parcel 12

Highland Mary patented lode mining claim, Lot 37, Mineral Survey No. 284, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6474, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 431,

EXCEPT all that portion of Highland Mary containing 0.064 acres, more or less, being that portion lying in the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364,

containing 20.596 acres, more or less.

Parcel 13

Copper King patented lode mining claim Lot 38, Mineral Survey No. 285, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 6475, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 435,

containing 20.11 acres, more or less.

Parcel 14

Golden Shield patented lode mining claim, Lot 43, Mineral Survey No. 325, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8891, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 439,

containing 19.51 acres, more or less.

Parcel 15

Republic patented lode mining claim, Lot 42, Mineral Survey No. 324, embracing a portion of Section 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 9045, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 471,

containing 20.66 acres, more or less.

Parcel 16

Chicora patented lode mining claim, Lot 44, Mineral Survey No. 326 embracing a portion of Sections 25 and 26, Township 15 South, Range 22.East, G&SRB&M, in the Cochise Mining District Cochise County, Arizona, U.S. Patent No. 9044, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 443,

containing 15.60 acres, more or less.

Parcel 17

Tycoon patented lode mining claim, Lot 47, Mineral Survey No. 329, embracing portions of Sections 25 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8888, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 467,

containing 16.88 acres, more or less.

Parcel 18

Mammoth patented lode mining claim, Lot 49, Mineral Survey No. 331, embracing portions of Sections 23 and 26, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U. S. Patent No. 8889, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 463,

containing 19.28 acres, more or less.

Parcel 19

Clondike, Blue Jacket, Keystone, Blue Bell, Copper Bell, Dewey, True Blue, and Ross patented lode mining claims, Mineral Survey No. 1717, embracing a portion of Section 23, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 42087, recorded in the records of Cochise County at Book 20, Deeds of Mines, Page 542,

containing 147.266 acres, more or less.

Parcel 20

Hillside, Pittsburg, and Teaser patented lode mining claims, Mineral Survey No. 3306, embracing a portion of Sections 23 and 24, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 648851, recorded in the records of Cochise County at Docket 634, Page 478,

EXCEPT all that portion of Hillside and Pittsburg containing 1.235 and 0.381 acres, more or less, respectively, being that portion lying in the South Half of the Southeast Quarter of the Northwest Quarter (SE1/4NW1/4) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364,

containing 49.852 acres, more or less.

Parcel 21

San Jacinto patented lode mining claim, Lot 46, Mineral Survey No. 328, embracing a portion of Section 27, Township 15 South, Range 22 East, G&SRB&M, in the Cochise Mining District, Cochise County, Arizona, U.S. Patent No. 8890, recorded in the records of Cochise County at Book 31, Deeds of Mines, Page 475,

containing 19.15 acres, more or less

Part 2 - Fee Lands

Parcel

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 26: Lots 8, 9, 10, and 11

EXCEPT all coal and other minerals as reserved in the patent from the United States of America,

containing 139.00 acres, more or less.

Parcel 2

Township 15 South, Range 22 East, G&SRB&M
Cochise County Arizona

Section 26: Those portions of the King and Wolfrime Queen patented lode mining claims lying within the Southeast Quarter (SE1/4) as shown on Mineral Survey No. 1800, U.S. Patent No. 40087, recorded in the records of Cochise County at Book 26, Deeds of Mines, Page 251,

containing 1.00 acres, more or less.

Parcel 3

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 24: Lot 16

Section 25: Lots 11, 13, 14, 16, 17, 18, 20, and 21

EXCEPT any portion of Section 25 lying in the Southeast Quarter of the Northwest Quarter and the Northeast Quarter of the Southwest Quarter of Section 25, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

containing 53.444 acres, more or less.

Parcel 4

Township 15 South, Range 22 East, G&SRB&M
Cochise County, Arizona

Section 23: Lots 11, 12, 13, 15, and 16

Section 24: Lots 11, 12, and 13

EXCEPT any portion lying within the South Half of the Southeast Quarter of the Northwest Quarter ($S^1/_2SE^1/_4NW^1/_4$) and the East Half of the Southwest Quarter (E1/2SW1/4) of Section 24, Township 15 South, Range 22 East, G&SRB&M conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

Section 25: Lot 12

EXCEPT any portion lying within the Southeast: Quarter of the Northwest Quarter ($SE^1/_4NW^1/_4$) and the Northeast Quarter of the Southwest Quarter ($NE^1/_4SW^1/_4$) of Section 25, Township 15 South, Range 22 East, G&SRB&M, conveyed by Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 870102364.

Section 26: Lots 4, 14, 15, 16, 17, 18, and 19; Southwest Quarter of the Northwest Quarter (SW1/4NW1/4)

EXCEPT a right-of-way for ditches and canals constructed by the authority of the United States as reserved in the patent from the United States of America.

containing 307.47 acres, more or less.

Township 15 South, Range 22 East, G&SRB&M (Surface and Mineral)
Cochise County, Arizona

Section 25: Lot 15 consisting of 37.53 acres, more or less; and

Lot 16 consisting of 38.26 acres, more or less; and

Lot 19 consisting of 40 acres, more or less, subject to ownership of those portions of unpatented claims Gladys R and Erika that lie North of the Southern boundary of Lot 19; and

Those portions of Lots 20 and 21 that lie East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor; and Those portions of the Cochise Lode Claim and the United Fraction Lode Claim that lie East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor; and

That portion of the Highland Mary Lode Claim lying East of the survey line dated April 23, 1989 completed by H.W. Smith, Registered Land Surveyor.
All described lands, in sum, containing 116.267 acres, more or less.

Part 3 - Unpatented Mining Claims

The following unpatented lode mining claims located in Sections 22, 23, 24, 25, 26, 27, 35, and 36, Township 15 South, Range 22 East, G&SRB&M, Cochise Mining District, Cochise County, Arizona:

Name of Claim	Original Recordation		Amended Recordation		BLM Serial No.
	Book	Page	Book	Page	A MC
Alamosa	38	38	369	145	43520
Bee R1	65	247	1504	298	43521
Bee No. R2	1128	723	1504	300	43522
Bee R3	65	249	1504	302	43523
Bee R4	65	250	1504	304	43524
Bee R5	65	251	1504	306	43525
Bee R11	65	256	1504	308	43531
Bee R12	65	257	1504	310	43532
Bumble Bee	75	24	383	207	43542
Burro – 4	278	485			43543
Burro -5	278	486			43544
Burro -6	278	487			43545
Burro –R7	1010	363			43546
Burro -8-	278	489			43547
Burro -9	278	490			43548
Burro -11	278	492			43550
Burro -12	278	493			43551
Burro -13	278	494			43552
Burro -14	278	495			43553
Burro –R15	1010	364			43554
Burro -16	278	497			43555
Burro –A	821	104			43560
Burro –B	821	106			43561
Burro –C	821	107			43562
Burro –D	821	108			43563
Burro –E	821	109			43564
Burro –G	821	111			43566
Burro –H	821	112			43567
Burro – I	821	113			43568
Burro R L	1010	361			43571
Calumet	17	310	37	446	43573
Charles	17	530	37	445	43574
Coronado R-1	1013	447			43576
Dora	39	262			43578
Echo I	395	301			43579
Echo R2	1128	457	1504	312	43580
Echo R3	395	303	1504	314	43581

Name of Claim	Original Recordation		Amended Recordation		BLM Serial No.
	Book	Page	Book	Page	A MC
Elephant	38	36	369	142	43586
Ella	39	264			43587
Erika	24	424	37	435	43588
Ernest	36	380	37	439	43589
Gladys R	49	102	1504	316	43593
Gustave	39	263			43594
Hagerman	16	19	37	438	43595
Ina	39	261			43597
Laura J	362	507			43602
Louie	17	581	37	440	43603
Mary	24	423	37	436	43605
Millinton	38	39	369	144	43622
Portland	38	37	369	143	43635
Prim Rose	41	331	369	141	43636
Primrose-Bee	73	428	369	147	43637
Ultimo	36	381	37	437	43645
Wolfrime	17	259	37	442	43675
Rosie R	1592	459			172613
Addie R	16	98			43519
Bonanza	17	41			43539
Branda Kaye	1620	440			187203
Burro -17	278	513			43556
Burro – 18	278	498			43557
Burro – 19	278	499			43558
Burro - 20	278	500			43559
Charlene	1620	434			187204
Colorado	39	41			43575
Defender	41	328			43577
Ellenor	1620	432			187205
Eula Belle	1620	430			187206
Francine	1620	436			187207
Imogene	1620	426			187208
Indicator	41	329			43598
Jane Rae	1620	438			187209
Katie	36	204			43599
Kentucky	41	330			43600
Last Chance	36	151			43601
Lime No. 1	1620	448			187214
Lime No. 2	1620	446			187215
Lime No. 3	1620	444			187216
Lime No. 4	1620	442			187217

Linda Sue	1620	422			187210
Name of Claim	Original Recordation		Amended Recordation		BLM Serial No.
	Book	Page	Book	Page	A MC
Mary Eilene	1620	428			187211
Mescal No. 5	67	51			43621
Moore #1	132	73			43623
Moore #2	132	72			43624
Moore #3	132	71			43625
Nelda Lane	1620	424			187212
Puzzle no. 2	17	529			43638
Sharie Lynn	1620	418			187218
Shirley Louise	1620	420			187213

Part 4 - Rights of Way

BLM Right of Way No. A-22976

A 50 foot wide right—of-way, designated as BLM Right-of-way Number A-22976, for a road crossing the Ella, Dora, Wolfrime, Mary, Charles, Hagerman, and Erika unpatented lode mining claims, BLM Serial Numbers A MC 43587, 43578, 43675, 43605, 43574, 43595, and 043588, respectively, the same being located in the Southeast Quarter of the Southwest Quarter ($SE^1/_4SW^1/_4$) of Section 25 and the East Half of the Northwest Quarter ($E^1/_2NW^1/_4$) of Section 36, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, and containing 3.4980 acres more or less, which is more fully described as follows:

> Beginning at adot stationing 895 + 99.3, Thence North 27 degrees 25' 15" West 306.32 feet to a curve with an arc of 34 degrees 15' 52", a radius of 300', a tangent of 92.48' and a length of 179.41';
>
> Thence North 61 degrees 41' 07" West 701.98 feet to a curve with an arc of 58 degrees 34' 32", a radius of 400', a tangent of 224.36' and a length of 408.93';
>
> Thence North 3 degrees 06' 35" West 251.47 feet to the southern boundary line of the Ella lode claim, the true point of beginning;
>
> Thence from the true point of beginning, 1,972.03 feet to a curve with an arc of 13 degrees 08' 56", a radius of 400', a tangent of 46.10 feet, and a length of 91.80';
>
> Thence North 2 degrees 02' 21" East 233.66 feet to a curve with an arc of 10 degrees, a radius of 400', a tangent of 35.23' and a length of 70.29';
>
> Thence North 0 degrees 08' 13" East 679.68' to the point where the centerline of the road intersects the northern boundary of the Erika unpatented lode mining claim, BLM Serial Number A MC 43588.

BLM Right-of-Way No. A-9621

Right-of-way for a pipeline, powerline, and access road over and across Lot 4 of Section 24, Township 15 South, Range 22 East, G&SRB&M, which right-of-way crosses a portion of the Bee R12 and the Echo R3 unpatented lode mining claims, BLM Serial Numbers A MC 43532 and 43581, respectively.

State of Arizona Right-of-Way No. 18-95162

A 50-foot wide right-of-way for a road crossing State of Arizona surface lying directly south of and abutting the Ella unpatented lode mining claim, BLM Serial Number A MC 43587, and more particularly described as follows:

> Beginning at adot stationing 895 + 99.3, Thence North 27 degrees 25' 15" West 306.32 feet to a curve with an arc of 34 degrees 15' 52", a radius of 300 feet, a tangent of 92.48 feet and a length of 179.41 feet;
>
> Thence North 61 degrees 41' 07" West 701.98 feet to a curve with an arc of 58 degrees 34' 32", a radius of 400 feet, a tangent of 224.36 feet and a length of 408.93 feet to the true point of beginning.

Thence from the true point, of beginning North 3 degrees 06' 35" West 251.47 feet to the southern boundary line of the Ella unpatented lode mining claim, which point lies South 69 degrees 17' 35" East 167.92 feet from the southwest corner of the Ella unpatented lode mining claim.

Right-of-Way as Reserved from David Rae

A right-of-way across an existing roadway in the East Half of the West Half ($E^1/_2W^1/_2$) of Section 25, Township 15 South, Range 22 East, G&SRB&M as reserved in Special Warranty Deed dated January 26, 1987 from Cyprus Mines Corporation, Grantor, to David A. Rae, Grantee, recorded in the Cochise County records as Document No. 8701-02364, as further described below:

BEGINNING at a point on the centerline of the road at its intersection with the section line of Sections 25 and 36, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, which point is South 89 degrees 50' 33" West, 414.85 feet from the quarter section corner of Sections 25 and 36:

Thence North 00 degrees 30' 06" West, 678.30 feet;

Thence North 10 degrees 27' 11" West, 981.02 feet;

Thence North 14 degrees 40' 20" West, 171.79 feet;

Thence North 29 degrees 16' 00" West, 128.66 feet;

Thence North 34 degrees 47' 37" West, 638.55 feet;

Thence North 37 degrees 21' 57" West, 109.64 feet;

Thence North 45 degrees 39' 35" West, 126.85 feet;

Thence North 49 degrees 59' 15" West, 127.59 feet to the intersection of the road with the west sixteenth section line of Section 25, which point is North 00 degrees 00' 40" East, 66.19 feet from the west center sixteenth section corner of Section 25.

Access Road Right of Way

A right-of-way for ingress and egress over and across an existing roadway extending from the West Half (W1/2) of Lot 20 in Section 25, and running thence through portions of the Northeast Quarter (NE1/4) of Section 25, the Southeast Quarter (SE1/4) of Section 23 and the Southwest Quarter (SW1/4) of Section 23, all in Township 15 South, Range 22 East, G&SRB&M, as further described below:

BEGINNING at a point lying North 49 degrees 59' 15" West.127.59 feet to the intersection of the road with the west sixteenth section line of Section 25, which point is North 00 degrees 00' 40" East, 66.19 feet from the west center sixteenth section corner of Section 25;

Thence North 49 degrees 59' 15" West, 798.44 feet;

Thence North 53 degrees 14' 47" West, 221.39 feet;

Thence North 60 degrees 43' 02" West, 194.54 feet;

Thence North 64 degrees 21' 44" West, 145.27 feet;

Thence North 65 degrees 49' 06" West, 257.90 feet to the intersection of the road with the section line between Sections 25 and 26, which point is south 00 degrees 00' 43" West, 1660.30 feet from the section corner of Sections 23, 24, 25, and 26;

Thence North 65 degrees 49' 06" West, 89.93 feet;

Thence North 61 degrees 10' 22" West, 232.91 feet;

Thence North 72 degrees 14' 31" West, 609.33 feet;

Thence North 59 degrees 29' 13" West, 409.07 feet;

Thence North 53 degrees 11' 26" West, 669.07 feet;

Thence North 48 degrees 10' 06" West, 176.99 feet;

Thence North 41 degrees 05' 19" West, 562.84 feet;

Thence North 48 degrees 15' 42" West, 246.72 feet;

Thence North 50 degrees 38' 20" West, 25.91 feet to the intersection of the road with the line between Sections 23 and 26, which point is South 89 degrees 54' 08" East, 194.54 feet from the quarter section corner of Sections 23 and 26;

Thence North 50 degrees 38' 20" West, 312.68 feet;

Thence North 27 degrees 54' 00" West, 152.67 feet;

Thence North 27 degrees 57' 35" West, 177.57 feet;

Thence North 27 degrees 47' 54" West, 155.73 feet;

Thence North 20 degrees 07' 26" West, 194.99 feet;

Thence North 48 degrees 22' 21" West, 158.51 feet;

Thence North 56 degrees 34' .27" West, 143.29 feet;

Thence North 56 degrees 39' 39" West, 296.31 feet;

Thence North 64 degrees 44' 49" West, 276.84 feet;

Thence South 89 degrees 42' 38" West, 184.52 feet;

Thence North 64 degrees 28' 24" West, 339.24 feet to a point on the East end line (line 2-3) of the Enough lode, common with line 2-3 of the Arizona lode, both of Mineral Survey No. 4340, which point is South 32 degrees 27' West, 266.03 feet from Corner No. 2 of the Enough lode, identical with Corner No. 3 of the Arizona lode.

Part 5 - Water Rights, Wells, and Agreements

State of Arizona Well Registrations

State of Arizona, Department of Water Resources, Water Well Registrations and associated water wells located in portions of Sections 23 and 25, Township 15 South, Range 22 East, G&SRB&M, Cochise County, Arizona, as further described below:

Well Registration No.	Location of Well
36-66376	Township 15 South, Range 22 East, G&SRB&M Section 23: SE$^1/_4$SW$^1/_4$
36-66377	Township 15 South, Range 22 East, G&SRB&M Section 25: SW$^1/_4$NW$^1/_4$
36-66378	Township 15 South, Range 22 East, G&SRB&M Section 23: NW$^1/_4$SE$^1/_4$

Access and Water Use Agreement

Access and Water Use Agreement dated the 26th day of January, 1987 between David A. Rae and Cyprus Mines Corporation, the same being recorded as Document No. 870102368, Cochise County, Arizona, which agreement covers the unrestricted use by Cyprus of that certain water well, State of Arizona Department of Water Resources Well Registration No. 36-66379, located in Northwest Quarter of the Northwest Quarter (NW1/4NW1/4) of Section 19, Township 15 South, Range 23 East, G&SRB&M.

EXHIBIT B

PERSONAL PROPERTY

Any and all of the buildings and equipment located at or used in connection with the Johnson Camp Mine, Cochise County, Arizona including, but not limited to:

Part 1- Buildings and Equipment

1. **Mobile Equipment**

1985 Ford 250 4x4 Utility Truck with compressor and Miller Bobcat Welder

Miller Big 50 Diesel Welder

Miller Gold Star 452 500 AMP Shop Welder

Gardner Denver 125hp Screw Compressor

Cat 416 Series 2 Backhoe

Toyota 4,000 lb Forklift

1963 Cat Model 16 Grader

1998 Cat 980G Front End Loader

Ingersoll Rand DM45E Blast Hole Drill

60Kw Portable Generator Plant

North Star 8000 Portable Generator Plant

1985 Ford F250 Diesel Pickup

1992 Toyota SR5 Pickup

1995 Chevrolet K1500 4X4 Pickup

1998 Ford F150 4X4 Pickup

1999 Ford F250 Diesel Pickup

1999 Ford Explorer SUV

4" fusion machine for fusing piping

16" McElroy 618 fusion machine for fusing piping

2. **Office Building and Warehouse**

Office

Hughesnet / Direcway Satellite receiver and modem

Calcomp Digitizing Tablet

Compaq Vertical Server Cabinet

Theodolite - Sokkia Total Station SET4C

Lucent Partner Phone System

Geologic data, Map cabinets etc.

Misc. Furniture- desks, conference table, filing cabinets

Warehouse

Various small supplies operations

3. **Sample Preparation Facility,**

Outside

Jaw crusher Auster Brown

Pulverizer Morse Bros.

4. **Plant Maintenance & Lab Building**

Lab

Perkin Elmer 100 Atomic Absorption machine

Misc equipment and supplies

SX- Mechanic Shop

Plasmarc Arc cutter machine PCM7O

Power Drive I wire feed welder

Small plasmarc Arc cutter power con

Themodynamics 100 Plasma Cutter

1-Ton JIB crane

Band Saw

Misc. hand tools

5. **Truck Shop**

3-ton crane

Misc hand tools.

6. **Change Room Building**

7. **Solvent Extraction**

Four extraction mixer/settler units with two-stage mixers (one primary and one secondary)

Two stripper units with two-stage mixers

Hazelton Vertical Pump 100hp (qty 2)

Diluent Tank

20,000 gallon Acid Tank

Crud Cleaning System

8. Electro-Winning Circuit

Tankhouse consists of two separate rectifier/cell circuits.

Original circuit consists of 58 CTI polymer concrete Unicells
13,000amp power supply
1276 cathodes
1334 anodes
Two transformer/rectifiers were manufactured by ABB.

The expansion consists of 16 CTI Unicells
17,000 amp power supply
612 cathodes
592 anodes.
The two transformer/rectifiers are water cooled with a dedicated DI water pump and heat exchanger.

Weigh Tronix Cathode Scale

12,500 Gallon Water Tank

9. Tank Farm

The tank farm consists of four surge tanks to facilitate the operation of the SXIEW circuits. The tanks are constructed of fiberglass, HDPE or rubber lined steel. Piping is PVC, HDPE or 316 stainless steel.

Garnet- anthracite filters

30,000 Gallon Mild Steel Tank – Rubber Lined

8,000 Gallon Fiberglass Tank

8,000 Gallon HDPE Tank (qty 2)

Ingersol-Rand 20hp Pumps (qty 4)

Air Compressor Champion 25hp

AC 8x6x10 75hp Pumps (qty 3)

9. Substation Transformer and Control Panel

69,000V/4160V

10. Acid pumps and Distribution Lines

3-200 hp pumps (2,000 gpm each) at ILS pond
2-200 hp pumps (2,000 gpm each) at PLS #2 Sump
2'sump pumps
Pumps at Pond l, 2 and 3
12" distribution piping and 4" distribution piping from ponds to heaps
Wobbler and Rainbirds on heaps
Misc

11. Core Storage Building

Core samples

12. Fuel Tanks at old Crusher site

Two Fuel tanks 20,000 gallons each

13. Water Tank and Wells

Pumps at three well sites, Republic, Moore and Section 19

14. Other

3 – 2" Wilden Diaphragm pumps at SX Plant

Misc, pumps, piping, supplies

Part 2- Inventory and Supplies

1. **Sulfuric Acid- no acid storage, only acid in process.**
2. **Organic- - 15,000 gallons**
3. **Misc. Supplies**

Part 3-Books, Records and Accounts

Mine Office

1. Old Purchase Orders, costs records, etc.

2. Mine Safety records, etc.

3. Operating and Production reports

Part 4-Geological Data at Johnson Camp Offices

Mine Office

1. Various Geologic Data and Files
2. Various Mining Data, Engineering Data, Reports, Sketches, Drawings and Maps.
3. Year 2000 Winters Feasibility Study
4. Aquifer Protection Permit Application